                                    EXHIBIT 3

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agree to the joint filing of a statement on Schedule 13D, including amendments thereto, with respect to the common stock, par value $.30 per share, of Osicom Technologies, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                  This Joint Filing Agreement may be executed in any number of counterparts, all of which collectively shall constitute one and the same instrument.

Dated: April 21, 2000

FIBR HOLDINGS, LLC

By: /s/ Rohit Phansalkar
   ----------------------------
        Rohit Phansalkar
Its:    Manager

LIBRA FUND L.P.

By:      Libra Advisors, LLC
Its:     General Partner

By: /s/ Ranjan Tandon
   ----------------------------
        Ranjan Tandon
Its:    Member

TOPAZ FUND HOLDINGS, LTD.

By: /s/ Harish Fabiani
   ----------------------------
        Harish Fabiani
Its:    Principal and Director

MICHAEL B. TARGOFF

/s/ Michael B. Targoff
    ---------------------------
    Michael B. Targoff

                                   SCHEDULE B


         The following table lists transactions effected by Libra Fund during the past sixty days. All transaction listed below, other than the distribution of shares to Connecticut Life**, were effected on the open market.

  Date      Action*     Number of Shares of Common Stock    Price per Share ($)
  ----      -------     --------------------------------    -------------------
 1/4/00     SS                       7,800                        40.15
1/21/00     S                       10,000                        25
1/21/00     S                       38,000                        30
1/21/00     S                       25,000                        40
1/31/00     B                       43,200                        49.18
1/31/00     **                      43,200                          --
2/15/00     BC                       2,500                        85.87
2/15/00     BC                      12,500                        83.72
2/17/00     BC                      14,800                        85.88


*
B = Buy
BC = Buy Cover
S = Sell
SS = Sell Short


** Distribution of shares to Connecticut Life, an investor of Libra Fund



                                     Page 17